June 30, 2004

Dear Stockholder:

Since 1995, Inland Real Estate Corporation has offered its stockholders participation in the Company’s Distribution Reinvestment Program (the “DRP”).  The current DRP provides participants the option to automatically reinvest cash dividends by purchasing additional shares of the Company’s common stock without paying any brokerage commissions, fees or service charges.  The terms and conditions of the current DRP are contained in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on July 16, 2003.

Now that Inland Real Estate Corporation’s common stock is listed on the New York Stock Exchange, the Company has determined that certain amendments to the DRP are appropriate to reflect our status as a publicly trade company. This letter serves as written to all participants in the current DRP of amendments that will be made to the DRP.  The amended DRP will become effective on or about July 30, 2004.  Prior to that date, the terms and conditions of the current DRP will remain in effect.

The amended DRP will contain several new features, including, but not limited to:

Market-Based Pricing – The price per share of common stock purchased through the amended DRP will be equal to 100% of the average of the daily open and close sales price per share of the Company’s common stock, as reported by the New York Stock Exchange, for the five trading days immediately preceding the dividend payment date.

  Partial Dividend Reinvestment – The option to reinvest cash dividends on a portion of the shares of common stock you own while continuing to receive cash dividends on the other shares of common stock registered in your name.
  Stock Certificate Custodian Service – A safekeeping service whereby physical stock certificates may be deposited with the amended DRP’s administrator or its nominee.
  Book Entry Issuances – Shares of common stock purchased through the amended DRP generally will be issued in book entry form only.  If you decide to terminate your participation in the amended DRP, you may request that a stock certificate be issued.  Alternatively, you may elect to sell your shares of common stock through the amended DRP.

To terminate participation in the DRP, you must send written notification to the Company’s transfer agent, Registrar and Transfer Company.  You may contact Registrar and Transfer Company by telephone at (800) 368-5948 or in writing at 10 Commerce Drive, Cranford, New Jersey 07016, Attention: Investor Relations.

The Company intends to file an amendment to its Registration Statement on Form S-3 with the Securities and Exchange Commission on or about July 30, 2004.  Following the effectiveness of that filing, the Company will mail to its stockholders a copy of the prospectus included in the amended Registration Statement.  The prospectus filed with the amended Registration Statement will fully describe the terms and conditions of the amended DRP.

If you have any questions regarding the foregoing, please contact the Company’s Investor Services Department at (888) 331-4732.

Sincerely,

INLAND REAL ESTATE CORPORATION

Robert D. Parks

President and Chief Executive Officer